SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2009

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-11174	06-1340090
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation or organization)		identification number)

20415 Nordhoff Street, Chatsworth, CA 91311

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 24, 2009, MRV Communications, Inc. (the “Company”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with EDSLan Finance S.r.l., Elio Bianchi, Rodolfo Casieri, Cristina Ciambellini, Sergio Ciambellini and Barbara Pedrazzani, to sell the 90% of the shares of EDSLan S.p.A. (“EDSLan”) owned by the Company.  EDSLan is located in Milan, Italy, and is a communication equipment distribution company.  The Purchase Agreement provides for the payment from EDSLan to the Company of a dividend of two million Euro, the subsequent sale of the Company’s shares of EDSLan to its management for six million Euro and payment of a portion of the investment banker’s fees, and the cancellation of a put option requiring the Company to pay U.S. $917,000 to a member of management by December 31, 2009.  The buyers have also entered into a distribution agreement requiring them to purchase and distribute a minimum of two million Euro of the Company’s products over the next three years.  The closing is expected to occur in January 2010.

Other terms and conditions of the Purchase Agreement include, among other things, conditions precedent, covenants, representations and warranties.  The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by the full text of such agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits

Exhibit 10.1	Share Purchase Agreement, dated December 24, 2009, by and among the Company, EDSLan Finance S.r.l., Elio Bianchi, Rodolfo Casieri, Cristina Ciambellini, Sergio Ciambellini and Barbara Pedrazzani

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 31, 2009

MRV COMMUNICATIONS, INC.

	By:	/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
Vice President, General Counsel and Secretary